Exhibit 10.2

Execution Version

Executive Chairman Agreement

THIS EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”), dated as of May 4, 2022, is entered into by and between, on the one hand Definitive Healthcare, LLC, a Massachusetts limited liability company (the “Company”) and its parent company Definitive Healthcare Corp., a Delaware corporation (“Parent”) (together with the Company, the “Company Group”), and on the other hand, Jason Krantz (the “Executive”).

WHEREAS, pursuant to the Employment Agreement between Executive and the Company, dated as of February 18, 2015, as amended on May 17, 2021 (together, the “Employment Agreement”), the Executive currently serves as (a) Chief Executive Officer of the Company (“CEO”), and (b) Chairman of the Management Board of Definitive Healthcare Holdings, LLC (“Chairman”);

WHEREAS, the Executive also currently serves as Chief Executive Officer of Parent and Chairman of the Board of Directors of Parent (the “Board”);

WHEREAS, the Board and the Executive have mutually determined that the Executive shall transition to the role of Executive Chairman of the Board (“Executive Chairman”), effective as of August 1, 2022 (the “Appointment Date”);

WHEREAS, between the date hereof and the Appointment Date, the Executive shall continue to serve as CEO and Chairman and shall continue to be eligible to receive the salary and cash and non-cash benefits provided to the Executive as of the date hereof in accordance with the terms and conditions of the Employment Agreement, other than as stated herein; and

WHEREAS, the Company Group and the Executive now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s role as Executive Chairman following the Appointment Date, post-employment restrictive covenants to which the Executive will be subject, and other matters related thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company Group and the Executive hereby agree as follows:

1.    Appointment as Executive Chairman.

(a)    Effective as of the Appointment Date and subject to the Executive’s continued employment through the Appointment Date, the Executive shall continue to be employed by the Company and serve as Executive Chairman and shall cease to be the CEO of the Company Group and Chairman. The Executive acknowledges and agrees that the Executive’s appointment as Executive Chairman and cessation of his positions as CEO of the Company Group and Chairman shall not constitute Good Reason (as defined in the Employment Agreement) or a similar term of like meaning for purposes of any employee benefit plans, programs, agreements, or arrangements of the Company Group or its affiliates.

Execution Version

(b)    As Executive Chairman, the Executive’s duties shall be as reasonably determined by the Board, consistent with the duties that are customarily associated with the role of Executive Chairman of a public company. While serving as Executive Chairman, the Executive shall report to the Board. Executive’s employment as Executive Chairman shall be on an at-will basis, and may be terminated by either party at any time and for any reason.

(c)    Section 3(a) of the Employment Agreement is incorporated herein by reference, and shall remain in effect (subject to Executive’s continued employment) through December 31, 2022 in accordance with its terms. Section 3(a) of the Employment Agreement shall also remain in effect during any continued period of the Executive’s employment from January 1, 2023 through the termination of Executive’s employment, except that Section 3(a) of the Employment Agreement shall be modified to provide that the Executive shall devote such time and efforts to the Company Group’s business and affairs as are reasonably necessary to perform his duties hereunder. All references in Section 3(a) of the Employment Agreement to the “Company” shall be interpreted as meaning the Company Group (as defined herein), and for the avoidance of doubt, as of the Appointment Date, Sections 3(b) – (e) of the Employment Agreement are null and void. Notwithstanding anything to the contrary contained in this Agreement, Executive acknowledges and agrees that he remains subject to the Company Group’s code of conduct, employee handbook, Corporate Governance Guidelines and other policies and procedures applicable to the Company Group’s senior executives or directors, as the case may be.

2.    Compensation.

(a)    Base Salary. Prior to the Appointment Date and subject to the Executive’s continued employment as CEO, the Company shall continue to pay the Executive his base salary as in effect as of the date hereof in accordance with the Company’s regular payroll practices. Effective as of the Appointment Date and subject to the Executive’s continued employment as Executive Chairman, the Company shall continue to pay the Executive a base salary at his current annualized rate for the period through December 31, 2022, and then at an annualized rate of 75% of his current salary for the period from January 1, 2023 through December 31, 2023, in each case payable in accordance with the Company’s regular payroll practices. The Executive’s base salary as in effect from time to time is referred to herein as “Base Salary.” Following December 31, 2023, subject to the Executive’s continued employment as Executive Chairman, the Base Salary shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion.

(b)    Annual Bonus. For fiscal year 2022, subject to the Executive’s continued employment as Executive Chairman, the Executive shall remain eligible to receive a cash bonus based on the same metrics as are applicable to the Company’s CEO (the “Annual Bonus”). For fiscal year 2023 the Annual Bonus shall be determined based on the same metrics as are applicable to the Company CEO for fiscal year 2023, but taking into account the reduction in Executive’s base salary as provided in Section 2(a). Following the end of the Company’s fiscal year 2023, subject to the Executive’s continued employment as Executive Chairman, Executive’s continued eligibility for Annual Bonus payments, if any, shall be determined by the Compensation Committee in its sole discretion.

(c)    Equity Awards. Treatment of Executive’s outstanding equity awards in the Company and Parent, and any of their subsidiaries, shall be governed by the applicable agreements and/or plans, which shall remain in effect in accordance with their terms. Executive shall receive

Execution Version

an equity grant under the Definitive Healthcare Corp. 2021 Equity Incentive Plan (the “Plan”) in an amount equal to 75% of the annual ordinary course time-based and/or performance-based equity grants, as applicable, made to the Company’s CEO under the Plan at the time that the Company makes annual ordinary course time-based and/or performance-based equity grants to its executive-level employees under the Plan in fiscal year 2023 (including but not limited to the annual ordinary course fiscal year 2023 grants of restricted stock units and performance stock units made to the Company’s CEO under the Plan), subject to the Executive’s continued employment as Executive Chairman on the date of grant. Thereafter, subject to the Executive’s Service (as defined in the Plan or any successor plan and including service as a Board member), Executive’s continued eligibility for annual equity grants, if any, shall be determined by the Compensation Committee in its sole discretion. For the avoidance of doubt, service-based and performance-based vesting of any outstanding equity awards, or any other equity award to be issued to Executive, shall continue so long as Executive is in the Service (as defined in the applicable plan or equity award agreement and including service as an employee, director, consultant, or Board member) of the Company Group or any of its subsidiaries.

(d)    Benefits; Perquisites. While serving as Executive Chairman, the Executive shall be provided with retirement benefits, health and welfare benefits, fringe benefits, and perquisites that are consistent with the benefits and perquisites provided to the Executive as of the date hereof.

(e)    Expense Reimbursement. While the Executive is serving as Executive Chairman, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties under this Agreement in accordance with Section 4(e) of the Employment Agreement, which is incorporated herein by reference.

3.    Restrictive Covenants. Executive acknowledges and agrees that the restrictive covenants contained in the Employment Agreement, including Section 5 (Confidentiality; Intellectual Property) and Section 6 (Noncompetition and Nonsolicitation), along with all corresponding provisions of the Employment Agreement relating to enforcement or application of the restrictive covenant provisions, shall remain in effect, and are incorporated herein by reference. All references in Sections 5-6 of the Employment Agreement to the “Company” shall be interpreted as meaning the Company Group (as defined herein).

4.    Section 409A.

(a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

Execution Version

(b)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(c)    Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) on account of his separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Section 1274(d) of the Code for the month in which the Executive’s separation from service occurs. If the Executive dies during the period between the Termination Date and the Delayed Payment Date, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

5.    Miscellaneous.

(a)    Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company Group and the Executive and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, and legatees. This Agreement is personal in nature and the Executive shall not, without the written consent of the Company Group, assign, transfer, or delegate this Agreement or any rights or obligations hereunder.

(b)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to such state’s laws and principles regarding the conflict of laws.

(c)    Amendment; Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing and such writing is signed by the Company Group and the Executive. From and after the date hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof (including the Employment Agreement), except as otherwise explicitly provided herein. For the avoidance of doubt, the “Severance” provision set forth in Section 10 of the Employment Agreement is hereby superseded, and of no further effect.

(d)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

Execution Version

(e)    Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(f)    Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At the address most recently on the books and records of the Company.

if to the Company Group:

Definitive Healthcare, LLC and Definitive Healthcare Corp.

550 Cochituate Road

Framingham, MA 01701

Attention: Board of Directors and General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(g)    Withholding. The Company Group may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, the Company Group may report the value of any benefits provided under this Agreement to the applicable tax authorities as required by any applicable law or regulation.

(h)    Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

DEFINITIVE HEALTHCARE, LLC

By:	/s/ David Samuels
Name:	David Samuels
Title:	Chief Legal Officer

DEFINITIVE HEALTHCARE CORP.

By:	/s/ David Samuels
Name:	David Samuels
Title:	Chief Legal Officer & Secretary

EXECUTIVE

/s/ Jason Krantz
Jason Krantz